Exhibit 99

MEDIA CONTACT:
 Peggy A. Palter
(847) 286-8361

INVESTOR RELATIONS CONTACT:
 Pam White
(847) 286-1468

FOR IMMEDIATE RELEASE:
 February 6, 2003

SEARS JANUARY COMPARABLE STORE SALES DECREASE 8.0 PERCENT

            HOFFMAN ESTATES, Ill. - Sears, Roebuck and Co. today announced total domestic store revenues for the four weeks ended February 1, 2003 were $1.6 billion, a 6.3 percent decrease compared with the four weeks ended February 2, 2002. Comparable domestic store revenues decreased 8.0 percent.

            Within the full-line stores, January sales were below the prior year, particularly in home electronics and the categories affected by business exits, such as home fashions and home decor. However, fitness performed well, posting a low-single digit increase. Specialty stores experienced a mid-single digit comparable store sales decrease.

            "January comparable sales results were within our first quarter plan of a mid-single digit percentage decline,", said Chairman and Chief Executive Officer Alan J. Lacy. "We continue to tightly manage expenses and margins, and remain on track to deliver our annual comparable earnings per share guidance of a low- to mid-single digit percentage increase over 2002 comparable earnings per share of $4.92. Consistent with this guidance, we expect first quarter comparable earnings per share to be in the range of $0.50-$0.65. This incorporates the expected decrease in credit income and the effect of a later Easter holiday."

About Sears

            Sears, Roebuck and Co. is a broadline retailer with significant service and credit businesses. In 2002, the company's annual revenue was more than $41 billion. The company offers its wide range of apparel, home and automotive products and services to families in the U.S. through Sears stores nationwide, including approximately 870 full-line stores. Sears also offers a variety of merchandise and services through its Web site, www.sears.com. In June 2002, Sears acquired Lands' End, a direct merchant of traditionally styled, classic Lands' End clothing offered to customers around the world through regular mailings of its specialty catalogs and online at www.landsend.com.

- more -

SEARS/Add One

Sears, Roebuck and Co.
	4 Weeks	52 Weeks
2003 Domestic Store Revenues Ended February 1, 2003	$ 1,581,100,000	$ 28,377,000,000
2002 Domestic Store Revenues Ended February 2, 2002	$ 1,688,300,000	$ 29,476,200,000
Percent Change	- 6.3%	- 3.7%
Comparable Domestic Stores Percent Change	- 8.0%	- 6.1%

Forward-Looking Statements

            The company has made available by phone a recorded message on sales performance of its domestic stores for January and the company's forecasted sales results for February 2003. The message can be heard by calling (847) 286-6111 and will be available for approximately one week. The message will not be updated.

            The forecasted results in the recording for February 2003 represent a "forward looking statement." This release also contains guidance on comparable store sales and comparable earnings per share for 2003 and portions thereof, which are also "forward-looking statements." These statements are based on assumptions about the future that are subject to risks and uncertainties, such as competitive conditions in retail; changes in consumer confidence and spending; changes in interest rates; delinquency and charge-off trends in the credit card receivables portfolio; continued consumer acceptance of the Sears Gold MasterCard Program; the successful execution of and customer reactions to Sears' Full-line store strategy and other performance improvement initiatives; Sears' ability to integrate and operate Lands' End successfully; anticipated cash flow; the possibility of increased hostilities in the Middle East; general economic conditions and normal business uncertainty. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patterns, which are difficult to forecast with certainty. While the company believes its forecasts and assumptions are reasonable, it cautions that actual results may differ materially. The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

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